SUMMARY OF GLOBAL CROSSING 2005 ANNUAL BONUS PROGRAM

Overview:

Global Crossing offers a performance-based compensation program for attracting, retaining, and motivating qualified employees to achieve the corporation’s strategic direction. The annual bonus program is designed to align all Global Crossing employees to work towards the common goals of the corporation. Any bonus payment is not guaranteed; it is tied to quantitative performance results at the company level and quantitative and qualitative results at the individual level.

The bonus program works in the following manner:

•	An initial budget pool is calculated based on employees’ salaries and bands.

•	The budget pool is increased or decreased based on achievement of Corporate-level objectives.

•	Managers may then award more or less than the employee’s eligible amount as long as the total within the organization does not exceed the performance based pool. In other words, individual awards are granted to each employee based on his or her performance and contribution to results.

•	Notwithstanding the above, the CEO’s bonus opportunity is subject to the terms of the Global Crossing Limited Senior Executive Short Term Incentive Compensation Plan.

•	Awards will be paid 50% in cash and 50% in shares with immediate vesting. (subject to shareholder approval of additional shares).

2005 Corporate Annual Performance Goals/Metrics:

Metric	Weight	Threshold, Target and Maximum Performance	Formal Definition	Why This Is Important
EBITDA	60%	SEPARATELY COMMUNICATED

EBITDA = Earnings before Interest, Taxes, Depreciation & Amortization

EBITDA refers to operating income (loss) plus depreciation expense and amortization expense related to goodwill and other intangible assets.

				This is basically what’s left of our revenue after our normal business expenses. While revenue is important, EBITDA also reflects how we are managing our business expenses and cost reduction targets.

Cash Use	40%	SEPARATELY COMMUNICATED

Cash Use is the net change in our Cash balance

over the course of the year. Cash is comprised

of both Cash and Cash Equivalents. Cash and

Cash Equivalents represents Cash in banks and

short-term highly liquid investments with an

original maturity of three months or less.

Cash and the generation thereof enables the Company to meet current and future obligations.

Notes:

•	Straight-line interpolation of payout amounts is used for performance between indicated amounts. The threshold and maximum payout for each measure is 40% and 140%, respectively, of target.

•	Payment for each goal is calculated independently of the other.

•	EBITDA excludes accounts receivable or additional financing costs. For calculation of bonus, incentive compensation and stock compensation will be assumed at budgeted levels.

•	Cash use excludes any costs or proceeds from additional financing.

•	Equity grants will equal one half the dollar of the final bonus awarded, divided by the closing share price on the date the results are certified by the Compensation Committee, provided that the committee retains discretion to use cash rather than shares as the committee deems fit.

•	Equity payout is subject to shareholder approval of additional shares. Committee has discretion to allocate available shares pro rata.

•	Shares given under this plan will have immediate vesting.

Eligibility

All regular Global Crossing non-sales employees that are actively employed at the time of payment are eligible to participate in Global Crossing’s 2005 Annual Bonus program.

Employees on a non-regulated, unpaid leave without benefits on the date of payment are not considered active employees and are therefore not eligible. Employees in sales commissionable positions, employees participating in other special incentive plans, employees covered by a bargaining unit or those in the UK who are not on a Global Crossing contract of employment are not eligible. Contractors and interns are not eligible.

In addition, an employee must be:

•	Hired prior to October 1 of the plan year

•	Active on payroll at the time of payout

•	In good standing; i.e., not on any type of disciplinary or performance improvement plan.

Calculation of Starting Bonus Pool:

A. Target Percents:

The starting bonus pool is calculated based on an annual bonus target percent, expressed as a percent of base pay, for each eligible employee. The annual bonus target percents vary by band level. For executive officers, the targets range from 55% to 100% of base salary.

B. Prorating Target Bonus Calculations Based on Changes during the Performance/Calendar Year:

Annual bonus target amounts are calculated based on the annual bonus target percentage and the employee’s eligible salary. Consideration is given to possible changes in base salary or band level during the applicable plan year. Bonus target amounts will also be prorated to reflect changes in eligibly status and number of months worked in the plan year. Once prorated target bonus amounts are calculated, the final bonus amount is determined based on company and individual performance.

C. Applying Pro-Rating Rules to Target Bonus Amounts:

Prorating rules are applied as indicated in the following table. Final awards are determined based on company and individual performance.

Employee Status	Rules
Increase/Decrease in Eligible Base Salary	Employees who receive a pay increase or decrease during the plan year will have their target bonus amount prorated for the respective periods at each base pay level.

Promoted/Demoted to a new salary band	Employees who are promoted or demoted during the plan year to a different salary band (resulting in a different bonus potential) will have their target bonus amount prorated for the respective periods for each band.

Transfer from Non Bonus-Eligible to Bonus-Eligible	Employees who transfer from a non-bonus eligible position to a bonus-eligible position are eligible for a prorated target bonus amount based on the number of days in the plan year that the employee worked in the bonus-eligible position.

New Hires	New employees must have been hired prior to October 1 of the plan year to be eligible for a bonus award. The target bonus amount is prorated by the number of days in the plan year that the company employed the person.

Rehires	Employees, who are rehired in the plan year and are still employed at the time of payout, are eligible for a prorated target bonus amount if they worked at least 3 months in the bonus year. Time from both employment periods, if applicable, is used in determining the minimum 3-month period.

Short Term Disability/Leave of Absence – US only	Employees who take any type of approved leave for less than or equal to 13 weeks in the plan year will be eligible for a full target bonus amount. (In the case of a new hire, the standard new hire prorating will apply.) Employees who take any type of approved leave greater than 13 weeks will receive a full target bonus amount for the first thirteen weeks they are out and for the weeks they actually worked in the plan year.

Military Leave – US only	Employees who are out on an approved Military Leave during the plan year are eligible to receive a full target bonus amount for the first 13 weeks of the leave and for the weeks they actually worked in the plan year. Employees who are on an approved Military Leave (in either an active or inactive status) as of 12/31 and/or as of the payment date will remain eligible for the bonus payment.

Maternity and Adoption Leave – UK Only	Employees who are out on ordinary Maternity Leave and ordinary Adoption Leave during the plan year will be eligible for a full target bonus amount for up to 26 weeks. (Other bonus eligibility criteria must also be met). Employees who take additional Maternity Leave or additional Adoption Leave beyond 26 weeks will receive a full bonus amount for the ordinary Maternity Leave or ordinary Adoption Leave period and for the weeks they actually worked in the plan year.

Disability Leaves of Absence – UK Only	Employees who take any type of approved leave for less than or equal to 13 weeks in the plan year will be eligible for a full target bonus amount. (In the case of a new hire, the standard new hire prorating will apply.) Employees who take any type of approved leave greater than 13 weeks will receive a full target bonus amount for the first thirteen weeks they are out and for the weeks they actually worked in the plan year. Employees who

Other Leaves	Employees who are on an unregulated leave with no benefit coverage are not considered active employees and are therefore not eligible to receive a bonus. Employees must be “active” for a minimum of 3 months of the plan year and must be “active” as of 12/31 and on the date of payment.

Terminated Employees	Employees who voluntarily terminate or who are involuntarily terminated for performance or cause before the bonus payment date will not receive a bonus. Employees involuntarily terminated due to job elimination will be eligible to receive a prorated target bonus amount based on the period of the year that they have worked provided that the last day worked is after November 30 of the plan year. In certain European countries, a prorated target bonus amount may be provided to an employee involuntarily terminated in accordance with country specific regulations.